Exhibit 10.21

SPROUT SOCIAL, INC.
SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

TABLE OF CONTENTS

Page

SECTION 1.	GENERAL.	2
1.1	Definitions.	2
SECTION 2.	REGISTRATION; RESTRICTIONS ON TRANSFER.	5
2.1	Restrictions on Transfer.	5
2.2	Demand Registration.	6
2.3	Piggyback Registrations.	8
2.4	Form S-3 Registration.	9
2.5	Expenses of Registration.	10
2.6	Shelf Registration	11
2.7	Obligations of the Company.	11
2.8	Delay of Registration; Furnishing Information.	13
2.9	Indemnification.	13
2.10	Assignment of Registration Rights.	16
2.11	Limitation on Subsequent Registration Rights.	16
2.12	“Market Stand-Off” Agreement	16
2.13	Agreement to Furnish Information.	17
2.14	Rule 144 Reporting.	18
SECTION 3.	COVENANTS OF THE COMPANY AND INVESTORS.	18
3.1	Basic Financial Information and Reporting.	18
3.2	Inspection Rights.	19
3.3	Observer Rights.	20
3.4	Confidentiality of Records.	20
3.5	Reservation of Common Stock.	21
3.6	Stock Vesting.	21
3.7	Proprietary Information and Inventions Agreement.	21
3.8	Directors’ Liability and Indemnification.	21
3.9	Real Property Holding Corporation.	21
3.10	D&O Insurance.	22
3.11	Indemnification Matters	22
3.12	Termination of Covenants.	22
SECTION 4.	RIGHTS TO FUTURE STOCK ISSUANCES.	22
4.1	Right of First Offer.	22
4.2	Exercise of Rights.	23
4.3	Issuance of Equity Securities to Other Persons.	23
4.4	Sale Without Notice.	23
4.5	Waiver of Rights of First Offer.	24
4.6	Termination of Rights of First Offer.	24
4.7	Assignment of Rights of First Offer.	24
4.8	Excluded Securities.	24
SECTION 5.	ADDITIONAL COVENANTS.	25
5.1	Compliance with Anti-Bribery Laws	25
5.2	No Non-Compete	25
5.3	Obligation to Update	25

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TABLE OF CONTENTS
(continued)
Page

5.4	Political Action Committees	26
5.5	Section 13(r)	27
5.6	No Promotion	27
5.7	Logos	27
5.8	No Fiduciary Duty; Investment Banking Services	27
5.9	Board Expenses	28
5.10	Taxes	28
SECTION 6.	MISCELLANEOUS.	28
6.1	Governing Law.	28
6.2	Successors and Assigns.	28
6.3	Entire Agreement.	28
6.4	Severability.	29
6.5	Amendment and Waiver.	29
6.6	Delays or Omissions.	29
6.7	Notices.	30
6.8	Attorneys’ Fees.	30
6.9	Titles and Subtitles.	30
6.10	Additional Investors.	30
6.11	Amendment and Restatement of Prior Agreement.	31
6.12	Counterparts.	31
6.13	Delivery by Facsimile or Electronic Transmission	31
6.14	Aggregation of Stock.	31
6.15	Pronouns.	31
6.16	Termination.	31
6.17	The Northern Trust Company Limitation of Liability.	32

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SPROUT SOCIAL, INC.
SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
This SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of December 13, 2018 (the “Effective Date”), by and among SPROUT SOCIAL, INC., a Delaware corporation (the “Company”), the investors listed on Exhibit A (collectively, the “Investors” and individually, an “Investor”), Future Fund Investment Company No.4 Pty Ltd (ACN 134 338 908), an Australian proprietary company (the “FF Beneficial Investor”), and those certain holders of the Company’s Common Stock listed on Exhibit B (collectively, the “Common Holders” and individually, a “Common Holder”).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, certain of the Investors are purchasing shares of the Company’s Series D Preferred Stock (the “Series D Preferred”) pursuant to that certain Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith (the “Financing”);
WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;
WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (the “Series A Preferred”), the Company’s Series A-1 Preferred Stock (the “Series A-1 Preferred”), the Company’s Series B Preferred Stock (the “Series B Preferred”), the Company’s Series B-1 Preferred Stock (the “Series B-1 Preferred”), and the Company’s Series C Preferred Stock (the “Series C Preferred” and, together with the Series A Preferred, the Series A-1 Preferred, the Series B Preferred, the Series B-1 Preferred and the Series D Preferred, the “Preferred Stock”);
WHEREAS, the Prior Investors and the Company are parties to a Fifth Amended and Restated Investor Rights Agreement dated as of December 8, 2017 (the “Prior Agreement”);
WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and to accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and
WHEREAS, in connection with the consummation of the Financing, the Company, the Investors and the FF Beneficial Investor have agreed to enter into this Agreement in order to grant registration, information rights and other rights to the Investors as set forth below.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

Section 1.	GENERAL.
1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:
(a)    “Acquisition” has the meaning set forth in the Restated Certificate as in effect as of the Effective Date.
(b)    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or private investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person, and, in the case of the FF Investor or the FF Beneficial Investor, includes any FF Permitted Transferee.
(c)    “Asset Sale” has the meaning set forth in the Restated Certificate as in effect as of the Effective Date.
(d)    “Board” shall mean the Company’s Board of Directors.
(e)    “Common Stock” shall mean the Company’s Common Stock, $0.0001 par value per share, and any Securities into which such stock may hereafter be changed.
(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(g)    “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.
(h)    “FF Investor” means The Northern Trust Company (ABN 62 126 279 918) in its capacity as custodian for the FF Beneficial Investor.
(i)    “FF Permitted Transferee” has the meaning set forth in the Future Fund Side Letter.
(j)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(k)    “Future Fund Side Letter” means that certain side letter agreement, dated even date herewith, between the Company, the FF Investor and the FF Beneficial Investor.

(l)    “GAAP” means generally accepted accounting principles in the United States, consistently applied.
(m)    “GS” means Broad Street Principal Investments, L.L.C., together with its Affiliates, successors and permitted transferees and assigns.
(n)    “Holder” means any Person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.
(o)    “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act and the listing of the Company’s Common Stock on a nationally-recognized stock exchange in the United States.
(p)    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).
(q)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
(r)    “Qualified IPO” has the meaning set forth in the Restated Certificate as in effect as of the Effective Date.
(s)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
(t)    “Registrable Securities” means (i) shares of Common Stock of the Company issuable or issued upon conversion of the Shares, (ii) shares of Common Stock of the Company held by the Investors, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (A) sold by a Person to the public either pursuant to a registration statement or Rule 144, (B) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned, or (C) held by a Holder (together with its Affiliates) if, as reflected on the Company’s list of stockholders, such Holder (together with its Affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as-converted basis), the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its Affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

(u)    “Registrable Securities then outstanding” shall be the number of shares of the Common Stock that are Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities (including the Shares).
(v)    “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof (exclusive of underwriting discounts and commissions), including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements (not to exceed $50,000 in the aggregate) of a single special counsel for the Holders, blue sky fees, fees relating to the removal of legends and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
(w)    “Restated Certificate” shall mean the Company’s Seventh Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on the date hereof, as amended from time to time.
(x)    “SEC” or “Commission” means the Securities and Exchange Commission.
(y)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(z)    “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.
(aa)    “Series C Director” means the director of the Company that the holders of the shares of Common Stock issued or issuable upon conversion of the Series C Preferred are entitled to designate pursuant to the Fourth Amended and Restated Voting Agreement dated as of the date hereof.
(bb)     “Shares” shall mean (i) shares of the Series A Preferred, (ii) shares of the Series A-1 Preferred, (iii) shares of the Series B Preferred, (iv) shares of the Series B-1 Preferred, (v) shares of the Series C Preferred, and (vi) shares of the Series D Preferred, in each case held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.
(cc)    “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

Section 2.	REGISTRATION; RESTRICTIONS ON TRANSFER.
2.1    Restrictions on Transfer.
(a)    Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:
(i)    there is then in effect a registration statement under the Securities Act covering such proposed disposition, such registration statement has been declared effective by the Commission and such disposition is made in accordance with such registration statement; or
(ii)    (A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act and applicable state and foreign securities law; provided, that this Section 2.1(a)(ii) shall be subject to the terms of Section 6.2 with respect to an FF Permitted Transferee. It is agreed that the Company will not require opinions of counsel for (a) transactions made pursuant to Rule 144, except in unusual circumstances, or (b) any transfer by GS or any of its Affiliates to any Affiliate thereof. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.
(b)    Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (i) a partnership transferring to its partners or former partners in accordance with partnership interests, (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (iv) an individual transferring to the Holder’s family members or trust or other entity for the benefit of an individual Holder or his family members, or (v) a trust transferring to its grantors or beneficiaries; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c)    Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDERS AND THE COMPANY AS MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d)    The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend; provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.
(e)    Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
2.2    Demand Registration.
(a)    Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of all or any portion of the Registrable Securities then outstanding, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.
(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Holders of a majority of the Registrable Securities held by all Initiating Holders), provided, however, that neither the FF Investor nor the FF Beneficial Investor shall be required to execute any instrument or document (i) unless such instrument or document contains a limitation of liability provision in substantially the form of Section 6.17, or (ii) if such instrument or document requires the FF Investor or the FF Beneficial Investor to give business warranties or enter into any non-competition or non-solicitation arrangement. Subject to Section 2.2(c), if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c)    The Company shall not be required to effect a registration pursuant to this Section 2.2:
(i)    prior to six (6) months following the Initial Offering;
(ii)    after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;
(iii)    during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to Company-initiated registration (or such longer period as may be determined pursuant to Section 2.12 hereof); provided, that the Company makes reasonable good faith efforts to cause such registration statement to become effective;
(iv)    if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days;
(v)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or
(vi)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.
2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a)    Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company, provided, however, that neither the FF Investor nor the FF Beneficial Investor shall be required to execute any instrument or document (i) unless such instrument or document contains a limitation of liability provision in substantially the form of Section 6.17, or (ii) if such instrument or document requires the FF Investor or the FF Beneficial Investor to give business warranties or enter into any non-competition or non-solicitation arrangement. Notwithstanding any other provision of this Agreement, subject to Section 2.2(c), if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If the Holders are so limited, however, no party shall sell shares in such registration other than the Company. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of a majority of the Registrable Securities proposed to be sold in the offering. If any Holder (and, for so long as the FF Investor is such a Holder, the FF Beneficial Investor) disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company, corporation, trust or natural person, the partners, retired partners, members, retired members, stockholders, beneficiaries, grantors and family members of such Holder, or the estates and family members of any such partners, retired partners, members, retired members, beneficiaries, grantors and family members and any trusts or other entities for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence or as otherwise provided in Section 6.10.
(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.
2.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least five percent (5%) of the Registrable Securities then outstanding, a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will use its commercially reasonable efforts to:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities;
(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
(i)    if Form S-3 is not available for such offering by the Holders, or

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or
(iii)    if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement, or
(iv)    if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; and
(c)    subject to the foregoing, file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4, other than underwriting discounts and commissions, shall be paid by the Company, including the expense of one (1) special counsel of the selling stockholders.
2.5    Expenses of Registration. Except as specifically provided herein, all Registration Expenses, other than underwriting discounts and commissions, incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of at least fifty percent (50%) of the Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b), as applicable, to undertake any subsequent registration.
2.6    Shelf Registration. From and after the date upon which the Company becomes a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”), if an Investor or Investors holding, directly or indirectly, together with their respective Affiliates in the aggregate, not less than five percent (5%) of the Registrable Securities then outstanding, request the Company to file a registration on Form S-3 (or any successor to Form S-3) pursuant to Section 2.4 above, in lieu of such filing the Company may file with the SEC a Shelf Registration Statement, which, for the avoidance of doubt, would be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”) for a WKSI, relating to the offer and sale of all Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act. If, on the date of any such request, the Company does not qualify to file a Shelf Registration Statement under the Securities Act, the provisions of this Section 2.6 shall not apply.
2.7    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible use commercially reasonable efforts to:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. No more than one (1) such Suspension Period shall occur in any twelve (12) month period. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed one hundred twenty (120) days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;
(c)    furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(d)    register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, provided, however, that neither the FF Investor nor the FF Beneficial Investor shall be required to execute any instrument or document (i) unless such instrument or document contains a limitation of liability provision in substantially the form of Section 6.17, or (ii) if such instrument or document requires the FF Investor or the FF Beneficial Investor to give business warranties or enter into any non-competition or non-solicitation arrangement;
(f)    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(g)    furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
2.8    Delay of Registration; Furnishing Information.
(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company in writing such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably necessary to effect the registration of their Registrable Securities.
(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.
2.9    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder (which, for the purposes of this Section 2.9, includes the FF Beneficial Investor for so long as the FF Investor is a Holder), the partners, members, shareholders, trustees, managers, employees, agents, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities (joint or several) and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein, any free-writing prospectus as defined in Rule 405 promulgated under the Securities Act, or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement. The Company will reimburse each such Holder, partner, member, shareholder, trustee, employee, agent, manager, officer, director, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, shareholder, trustee, manager, officer, director, employee, agent, underwriter or controlling Person of such Holder.
(b)    Except as otherwise provided for in Section 6.17, to the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors, its officers and each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement (including the FF Beneficial Investor for so long as the FF Investor is such a Holder) or any of such other Holder’s partners, shareholder, members, trustees, managers, directors, employees, agents or officers (including, for the avoidance of doubt, the FF Beneficial Investor for so long as the FF Investor is a Holder) or any Person who controls such Holder, against any losses, claims, damages, liabilities (joint or several) and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) to which the Company or any such director, officer, trustee, manager, controlling Person, underwriter or other such Holder, or partner, director, employee, agent, officer, trustee, manager, member or controlling Person of such other Holder may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, or partner, trustee, manager, officer, employee, agent, member, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party (and, for the avoidance of doubt, if the FF Investor is the indemnifying party, the FF Beneficial Investor) a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 to the extent, and only to the extent, if materially prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.
(d)    If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.
(e)    The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.9 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(f)    To the extent that any Investor or any of its Affiliates is deemed to be a statutory underwriter of Registrable Securities, the Company agrees that (i) the indemnification, reimbursement and contribution provisions contained in this Section 2.9 shall nonetheless be applicable to the benefit of such Investor or its Affiliates in its role as a deemed statutory underwriter in addition to such Investor’s and its Affiliates’ respective capacity as an Investor, and (ii) such Investor and its Affiliates shall be entitled to conduct reasonable due diligence in connection with an offering of securities under the Securities Act, including the receipt of customary opinions and comfort letters.
2.10    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that is (a) any partner or retired partner of any holder which is a partnership, (b) any member or former member, of any holder which is a limited liability company, (c) any Affiliate of any Holder (which, in the case of the FF Investor, includes the FF Beneficial Investor), (d) any family member or trust or other entity for the benefit of any individual holder or his family members, (e) any grantor or beneficiary of any holder which is a trust or (f) any transferee who acquires at least 100,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee agrees in writing to be subject to all restrictions set forth in this Agreement.
2.11    Limitation on Subsequent Registration Rights. Other than as provided in Section 6.10, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, consenting as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.
2.12    “Market Stand-Off” Agreement. Each party to this Agreement hereby agrees that such party shall not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock during the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed fifteen (15) days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rules); provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements, provided, however, that neither the FF Investor nor the FF Beneficial Investor shall be required to execute any instrument or document (i) unless such instrument or document contains a limitation of liability provision in substantially the form of Section 6.17, or (ii) if such instrument or document requires the FF Investor or the FF Beneficial Investor to give any business warranties or enter into any non-competition or non-solicitation arrangement. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. Notwithstanding anything in this Agreement, this Section 2.12 shall in any way limit GS or any of its affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business, and the restrictions contained in this Section 2.12 shall not apply to Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or securities convertible into or exercisable or exchangeable for Common Stock acquired by GS or any of its affiliates following the effective date of the first registration statement of the Company covering Common Stock (or other securities) to be sold on behalf of the Company in an underwritten public offering.
Notwithstanding any of the foregoing in this Section 2.12, to the extent agreed between the FF Investor and the FF Beneficial Investor, on the one hand, and the Company or the underwriters, on the other hand, the FF Investor and the FF Beneficial Investor may transfer or assign any common stock or other securities of the Company, or any beneficial interest in respect of such common stock or other securities of the Company, to any FF Permitted Transferee; provided, however, that (a) such transfer or assignment is effected in accordance with this Agreement and applicable securities laws, (b) in respect of a transfer or assignment of the legal or beneficial interest in the common stock or other securities of the Company held by the FF Investor or the FF Beneficial Investor, the Company is given written notice of the transfer or assignment, stating the name and address of the transferee or assignee and identifying the common stock or other securities of the Company which are intended to be transferred or assigned, and (c) the transferee or assignee assumes in writing the obligations of the FF Investor or the FF Beneficial Investor (as applicable) under this Agreement.
The Company must act reasonably in considering any request by the FF Investor and the FF Beneficial Investor to enter into an agreement for the purposes of this Section 2.12 and use commercially reasonable efforts to procure that an agreement is reached between the FF Investor and the FF Beneficial Investor, on the one hand, and the underwriters, on the other hand, on such terms and conditions requested by the FF Investor and the FF Beneficial Investor.
2.13    Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.12 or that are necessary to give further effect thereto, provided, however, that neither the FF Investor nor the FF Beneficial Investor shall be required to execute any instrument or document (i) unless such instrument or document contains a limitation of liability provision in substantially the form of Section 6.17, or (ii) if such instrument or document requires the FF Investor or the FF Beneficial Investor to give any business warranties or enter into any non-competition or non-solicitation arrangement. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.12 and this Section 2.13 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.12 and 2.13. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.12 and 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
2.14    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:
(a)    Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder (and, for so long as the FF Investor is such a Holder, the FF Beneficial Investor) forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder (and, for so long as the FF Investor is such a Holder, the FF Beneficial Investor) may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration and which the Company is able to provide without unreasonable effort or expense.

Section 3.	COVENANTS OF THE COMPANY AND INVESTORS.
3.1    Basic Financial Information and Reporting.
(a)    The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein) and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.
(b)    The Company shall deliver to each Major Investor (which, for the purposes of this Section 3.1, includes the FF Beneficial Investor for so long as the FF Investor is a Major Investor) the following:
(i)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (A) a balance sheet as of the end of such year, (B) statements of income and cash flows for such year, and (C) a statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP and audited and certified by independent public accountants of nationally recognized standing selected by the Board and approved by the holders of a majority of then outstanding Registrable Securities;
(ii)    as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end adjustments and not contain all notes thereto that may be required in accordance with GAAP);
(iii)    as soon as practicable, but in any event at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plan for such fiscal year (and as soon as available, any subsequent written revisions thereto);
(iv)    with respect to the financial statements called for in Section 3.1(b)(i) and Section 3.1(b)(ii), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP (except as otherwise set forth in Section 3.1(b)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and
(v)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1(b) to provide information (A) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.2    Inspection Rights. Each Major Investor (which, for the purposes of this Section 3.2, includes the FF Beneficial Investor for so long as the FF Investor is a Major Investor) and its representatives (including without limitation, its lawyers and accountants) that is not a former officer or employee of, or consultant to, the Company shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.
3.3    Observer Rights. A representative of GS (for so long as GS holds 2,000,000 or more shares of Common Stock issuable or issued upon conversion of Preferred Stock, as adjusted for stock splits, combinations, recapitalizations and the like), who shall initially be John Giannuzzi, shall be invited to attend all meetings of the Board as a non-voting observer (the “Board Observer”). The Company shall give the Board Observer copies of all notices, minutes, consents and other materials that the Company provides to its directors at the same time and in the same manner as provided to such directors. Notwithstanding the foregoing, the Company reserves the right to hold closed meetings of the Board and to withhold any and all materials necessary, in the reasonable judgment of the Company in consultation with its legal counsel, to protect the attorney/client privilege, to protect highly confidential or proprietary information, or for other similar reasons or in the event the Board intends to discuss or vote upon any matter in which the Board Observer or its affiliates have a material business or financial interest (other than by reason of their interests as stockholders of the Company). The Company further reserves the right to hold a closed meeting of the Board and to withhold any and all related materials where the presence of the Board Observer at such meeting or portion of the meeting, or the distribution of such materials, could reasonably result in the disclosure of Company trade secrets to a competitor. GS hereby agrees that any proprietary or confidential information obtained by it and/or its observer in connection with the Board Observer’s attendance at Board meetings shall be held in confidence and will not be disclosed or used by such parties, except to the extent otherwise required by law and any other regulatory process to which such parties are subject.
3.4    Confidentiality of Records. Each Investor and the FF Beneficial Investor agrees to use the same degree of care as such party uses to protect its own confidential information to keep confidential any information furnished to such party that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such party may disclose such proprietary or confidential information (a) to any Affiliate, partner, member, stockholder, grantor, beneficiary, family member, subsidiary or parent of such party as long as such partner, member, grantor, beneficiary, family member, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (b) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring and evaluating its investment in the Company; (c) to any prospective purchaser of any Registrable Securities from such party, if such prospective purchaser agrees to be bound by the provisions of this Section 3.3 or comparable restrictions; (d) at such time as it enters the public domain through no fault of such party; (e) that is communicated to it free of any obligation of confidentiality; (f) that is developed by such party or its agents independently of and without reference to any confidential information communicated by the Company; (g) as required by applicable law, statute, rule or regulation (including, but not limited to, the Bank Holding Company Act of 1956, as amended), provided that the party, to the extent permitted by applicable law, statute, rule or regulation (including, but not limited to, the Bank

Holding Company Act of 1956, as amended), promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; or (h) in the case of the FF Investor or the FF Beneficial Investor, in accordance with Section 2.6 of the Future Fund Side Letter.
3.5    Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.
3.6    Stock Vesting. Unless otherwise approved by the Board as set forth below, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years. Any accelerated vesting relating to any stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall require prior approval of the Board. With respect to restricted stock and stock issued as a result of early exercised options, the Company’s repurchase option shall provide that, upon termination of the employment of the stockholder, with or without cause, the Company or its assignee (to the extent permissible under applicable securities law qualification) retains the option to repurchase at cost any unvested shares held by such stockholder.
3.7    Proprietary Information and Inventions Agreement. The Company shall require all current and former officers, employees and consultants of the Company and its subsidiaries to execute and deliver a non-disclosure and proprietary rights assignment agreement in a form similar to the Company’s standard Proprietary Information and Inventions Agreement as of the date of this Agreement.
3.8    Directors’ Liability and Indemnification. The Restated Certificate and the Company’s Bylaws (the “Bylaws”) shall provide (a) for elimination of the liability of the Company’s directors to the maximum extent permitted by law and (b) for indemnification of the Company’s directors for acts on behalf of the Company to the maximum extent permitted by law.
3.9    Real Property Holding Corporation. The Company shall provide prompt notice to New Enterprise Associates 13, Limited Partnership (“NEA 13”), the FF Investor and the FF Beneficial Investor following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by NEA 13, the FF Investor or the FF Beneficial Investor, the Company shall provide NEA 13, the FF Investor and the FF Beneficial Investor with a written statement informing them whether NEA 13’s, the FF Investor’s or the FF Beneficial Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to NEA 13, the FF Investor and the FF Beneficial Investor shall be delivered to NEA 13, the FF Investor and the FF Beneficial Investor within ten (10) days of NEA 13’s, the FF Investor’s or the FF Beneficial Investor’s written request therefor (as applicable). The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.
3.10    D&O Insurance. The Company will maintain in full force and effect director and officer liability insurance covering the members of the Board in an amount reasonably acceptable to the Board (but in an amount no less than two million dollars ($2,000,000)).
3.11    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Restated Certificate or the Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.
3.12    Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.4, 3.8, 3.10 and 3.11) shall expire and terminate as to each Investor upon the earlier of (a) the effective date of the registration statement pertaining to an Initial Offering that results in the Preferred Stock being automatically converted into Common Stock or (b) upon an Acquisition or Asset Sale; provided, however, notwithstanding the foregoing, the provisions of Section 3.1 shall not terminate as to GS unless and until the earlier of (i) the date as of which GS holds less than five percent (5%) of the fully diluted equity capitalization of the Company, and (ii) the consummation of an Acquisition or Asset Sale.

Section 4.	RIGHTS TO FUTURE STOCK ISSUANCES.
4.1    Right of First Offer. Subject to the terms and conditions of this Section 4 and applicable securities laws, each Major Investor that qualifies as an “accredited investor” under Regulation D of the Securities Act (a “Qualified Investor”) (which, for the purposes of this Section

4, includes the FF Beneficial Investor for so long as the FF Investor is a Qualified Investor) shall have a right of first offer to purchase its pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.8 hereof. Each Qualified Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Qualified Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities.
4.2    Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give written notice to each Qualified Investor (and, for so long as the FF Investor is a Qualified Investor, the FF Beneficial Investor) stating its intention to offer such Equity Securities, the number of such Equity Securities to be offered, and the price and the terms and conditions upon which the Company proposes to offer such Equity Securities. Each Qualified Investor shall have twenty (20) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Qualified Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.
4.3    Issuance of Equity Securities to Other Persons. If not all of the Qualified Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Qualified Investors who do so elect (and, for so long as the FF Investor is such a Qualified Investor, the FF Beneficial Investor) and shall offer such Qualified Investors the right to acquire such unsubscribed shares on a pro rata basis. The Qualified Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion of the unsubscribed shares. The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Qualified Investors’ rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Qualified Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Qualified Investors in the manner provided above.
4.4    Sale Without Notice. In lieu of giving notice to the Qualified Investors prior to the issuance of Equity Securities as provided in Section 4.2, the Company may elect to give notice to the Qualified Investors (and, for so long as the FF Investor is a Qualified Investor, the FF Beneficial Investor) within thirty (30) days after the issuance of Equity Securities. Such notice shall describe the type, price and terms of the Equity Securities. Each Qualified Investor shall have twenty (20) days from the date of receipt of such notice to elect to purchase up to the number of shares that would, if purchased by such Qualified Investor, maintain such Qualified Investor’s pro rata share

(as set forth in Section 4.1) of the Company’s equity securities after giving effect to all such purchases. The closing of such sale shall occur within sixty (60) days of the date of notice to the Qualified Investors.
4.5    Waiver of Rights of First Offer. The rights of first offer of the Qualified Investors provided under this Section 4 may be waived with respect to any issuance of Equity Securities by the Company by written agreement of (a) the holders of a majority of the outstanding shares of Series C Preferred, voting as a separate class on an as-converted basis, (b) the holders of a majority of the outstanding shares of Series D Preferred, voting as a separate class on an as-converted basis, and (c) the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis; provided that such waiver shall apply to all Qualified Investors in the same manner.
4.6    Termination of Rights of First Offer. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of, (i) the effective date of the registration statement pertaining to the Company’s Qualified IPO or (ii) an Acquisition or Asset Sale.
4.7    Assignment of Rights of First Offer. The rights of first refusal of each Qualified Investor under this Section 4 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.
4.8    Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:
(a)    shares of Series D Preferred issued pursuant to the Purchase Agreement or shares of Common Stock issued or issuable pursuant to conversion of such shares of Series D Preferred;
(b)    shares of Common Stock and/or options, warrants under which such Common Stock are exercisable or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights after the date of this Agreement to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to (A) the Corporation’s 2016 Stock Plan, as amended from time to time (which shall provide for a pool of up to 5,467,862 shares of Common Stock, unless otherwise approved by the Board), or (B) any other stock purchase or stock option plan, agreement or arrangement that has been approved by the Board;
(c)    stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement, and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with, waived, or were inapplicable pursuant to any provision of this Section 4.8 with respect to the initial sale or grant by the Company of such rights or agreements;

(d)    any Equity Securities issued in connection with any stock split, stock dividend or other similar issuance or adjustment by the Company;
(e)    any Equity Securities that are issued by the Company pursuant to the Qualified IPO; and
(f)    any Equity Securities issued (i) for consideration pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, (ii) pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution, (iii) to third-party service providers in exchange for or as partial consideration for services rendered to the Company, and (iv) for consideration in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements, and (B) technology transfer or development arrangement, provided that, in each case the issuance of Equity Securities in such transaction has been approved by the Board, which Board approval must include the approval of the Series C Director if, following such issuance, the aggregate issuances made by the Company of the nature described in clauses (i), (ii), (iii) and (iv) above would be, in the aggregate and determined on a cumulative basis, more than five percent (5%) of the fully diluted equity capitalization of the Company as determined immediately prior to such issuance.

Section 5.	ADDITIONAL COVENANTS.
5.1    Compliance with Anti-Bribery Laws. Neither the Company nor any of its subsidiaries nor any Person acting on any of its behalf shall, directly or indirectly, (a) offer or give any financial or other advantage with the intention of influencing (i) any representative of any governmental authority in the performance of his or her public functions or (ii) any other Person with the intention of influencing that Person to perform his or her function improperly (or where the acceptance of such an advantage would itself be improper); or (b) otherwise take any action that would constitute a violation of the United States Foreign Corrupt Practices Act of 1977 or The United Kingdom Bribery Act 2010.
5.2    No Non-Compete. Without the consent of GS, the FF Investor and the FF Beneficial Investor, neither the Company nor any of its subsidiaries shall enter into any contract, agreement, arrangement or understanding containing any provision or covenant that limits, or purports to limit, in any respect the ability of an Investor and/or any of its Affiliates to (a) sell any products or services of or to any other person or in any geographic region, (b) engage in any line of business, (c) compete with any person or (d) obtain products or services from any person.
5.3    Obligation to Update.
(a)    The Company shall, on a current basis, provide GS, the FF Investor and the FF Beneficial Investor (each, an “Update Party”) with prompt written notice of, and copies of any available documents related to:
(i)    any criminal, material regulatory or material tax investigation, material proceeding or other material action involving the Company or any of its subsidiaries;

(ii)    any event or occurrence with respect to the Company or any of its subsidiaries that would, or could reasonably be expected to, result in material adverse legal or reputational consequences or material adverse regulatory consequences for the Company, its subsidiaries or any Update Party and its Affiliates;
(iii)    any material violation or breach of any policy or procedure of the Company or any of its subsidiaries;
(iv)    any material violation of any policies or standard procedures regarding customer interactions or discipline of senior management; and
(v)    any material regulatory, legal or internal control deficiencies at the Company or any of its subsidiaries noted by the Company, any of its subsidiaries, or any governmental entity having jurisdiction over an Update Party, the Company or any of its respective subsidiaries, whether as a result of an internal or external audit, in a report of regular examination by a governmental entity or otherwise.
For purposes of this Section 5.3(a), notice shall be deemed to have been given to the Update Parties with respect to any matter described in this Section 5.3(a) if such notice is delivered to the Update Parties in accordance with Section 6.7 or, in the case of GS, (x) such matter was discussed at a meeting of the Board at which the Series C Director designated by GS was present, (y) such matter was identified in reasonable detail and included on the agenda for such meeting (the “Agenda”) and (z) the Agenda, and accompanying board materials, were delivered to the Series C Director designated by GS at least 24 hours prior to such meeting.
(b)    The Company shall, and shall cause its subsidiaries to, (i) review and consider all actions that the Series C Director may reasonably request to remedy any such legal, regulatory or internal control deficiencies and violations of policies and procedures, and (ii) to the extent that any legal, regulatory or internal control deficiencies and violations of policies and procedures have been or could reasonably be expected to be materially adverse to GS or any of its Affiliates (other than the Company), take all reasonable actions that the Series C Director may reasonably request to remedy any such legal, regulatory or internal control deficiencies and violations of policies and procedures.
(c)    The Company shall reasonably cooperate with GS and its affiliates in an effort to avoid or mitigate any cost or criminal, legal or regulatory consequences to GS and its affiliates that might arise from any such investigation, proceeding, other action, event, occurrence, violation, or breach described in paragraph (a) above (including by permitting representatives of GS or its affiliates to review written submissions in advance, attend meetings with authorities and coordinate and provide assistance in meeting with regulators).
5.4    Political Action Committees. The Company shall not, and shall cause its controlled Affiliates and officers, directors and employees acting on behalf of the Company or any of its controlled Affiliates not to, maintain, form, sponsor or in any way contribute money or anything of value to, any political action committee or political candidate, including any state, district, local or national party committee, without the prior written consent of GS.

5.5    Section 13(r). GS and/or its affiliates may be required to disclose under Section 13(r) of the Exchange Act (“Section 13(r)”) whether any of their Affiliates have engaged during the calendar year in certain Iran-related activities, including those targeted under the Iran Sanctions of Act of 1996 and other Iran-related laws.  To the extent that the Company, or its controlled Affiliates, officers or directors are, or become, engaged in any activities that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r), the Company shall promptly upon becoming aware of such information disclose such information in writing to GS in sufficient detail in order that GS and its affiliates can timely satisfy their own disclosure obligations under Section 13(r). After the end of each calendar year, but in no event later than fifteen (15) days after the end of each calendar year, the Company shall provide a written certification to GS that it and its controlled Affiliates, officers and directors have disclosed to GS all activities contemplated by this Section 5.5.
5.6    No Promotion. The Company agrees that it will not (and will cause its subsidiaries to not), without the prior written consent of GS, in each instance, (a) use in advertising, publicity, or otherwise publically use the name of GS, The Goldman Sachs Group, Inc. (“Goldman Sachs”) or any of their respective Affiliates (each Affiliate, a “GS Affiliate” and collectively with Goldman Sachs and GS, the “GS Parties” and each, a “GS Party”), or any partner or employee of a GS Party, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by any GS Party, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by any GS Party. The Company further agrees that it shall obtain the written consent from the applicable GS Party prior to the Company’s issuance of any public statement regarding such GS Party’s purchase or ownership of any shares of Registrable Securities now or hereafter issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
5.7    Logos. The Company grants GS permission to use the Company’s and its subsidiaries’ names and logos in their or their respective Affiliates’ marketing materials. GS or its Affiliates, as applicable, shall include a trademark attribution notice giving notice of the Company’s its subsidiaries’ ownership of its trademarks in the marketing materials in which the Company’s or its subsidiaries’ names and logos appear.
5.8    No Fiduciary Duty; Investment Banking Services. The parties hereto acknowledge and agree that nothing in this Agreement, the Purchase Agreement, that certain Series C Preferred Stock Purchase Agreement dated February 9, 2016 by and among the Company and the other parties thereto, the Restated Certificate or any other Related Agreements (as defined in the Purchase Agreement) (collectively, the “Transaction Documents”) shall create a fiduciary duty of any GS Party thereof to the Company, its subsidiaries or its shareholders by virtue of its or their status as a shareholder of the Company. Notwithstanding anything to the contrary herein or in the other Transaction Documents, or any actions or omissions by representatives of any GS Party in whatever capacity, including as a director or observer to the Board of Directors of the Company, it is understood that no GS Party is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement which agreement shall itself govern the terms and condition on which such services are provided and all related matters.
5.9    Board Expenses. The Company shall reimburse the nonemployee members of the Board of Directors for all reasonable out-of-pocket travel or other expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors or other Company business.
5.10    Taxes. From and after the date hereof, the Company shall review and assess with its accountants any and all local sales and use taxes that may be owed by the Company.

Section 6.	MISCELLANEOUS.
6.1    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including, without limitation, to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Delaware.
6.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the Person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.
Notwithstanding the foregoing, the FF Investor and the FF Beneficial Investor may transfer or assign any of their respective rights, remedies, obligations or liabilities under this Agreement to any FF Permitted Transferee; provided, however, that (a) such transfer or assignment is effected in accordance with this Agreement and applicable securities laws, (b) in respect of a transfer or assignment of the legal or beneficial interest in the common stock or other securities of the Company held by the FF Investor or the FF Beneficial Investor, the Company is given written notice of the transfer or assignment, stating the name and address of the transferee or assignee and identifying the common stock or other securities of the Company which are intended to be transferred or assigned (if any), and (c) the transferee or assignee assumes in writing the obligations of the FF Investor or the FF Beneficial Investor (as applicable) under this Agreement.
6.3    Entire Agreement. This Agreement, the Exhibits hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
Notwithstanding any of the foregoing, the Company, the FF Investor and the FF Beneficial Investor agree that, as between them, in the event of any conflict or inconsistency between the terms of this Agreement and the Future Fund Side Letter, the terms of the Future Fund Side Letter will control and prevail to the extent of the conflict or inconsistency.
6.4    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
6.5    Amendment and Waiver.
(a)    Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Investors and Holders under this Agreement may be waived, only upon the written consent of (i) the Company, (ii) the holders of a majority of the then-outstanding Preferred Stock, voting together as a single class on an as-converted basis, (iii) the holders of a majority of the shares of Common Stock issued or issuable upon the then-outstanding Series C Preferred, and (iv) the holders of a majority of the shares of Common Stock issued or issuable upon the then-outstanding Series D Preferred. Any amendment, termination or waiver effected in accordance with this Section 6.5 shall be binding on all parties hereto, even if they do not execute such consent. Notwithstanding the foregoing, Sections 1.1(b), 1.1(h), 1.1(i), 1.1(k), 2.1(a)(ii)(C), 2.2(b), 2.3(a), 2.7(e), 2.10(c), 2.12, 2.13, and 2.14(c), the lead-in to Section 3.1(b), Sections 3.2, 3.4(h), 3.9, 4.1, 4.2, 4.3, 4.4, 5.2 and 5.3(a), the last paragraph of Section 6.2, the last paragraph of Section 6.3, this sentence of this Section 6.5(a), the last sentence of Section 6.7, and Section 6.17, must not be amended, limited, discharged or terminated and the observance of any of them may not be waived without the written consent of the FF Investor and the FF Beneficial Investor.
(b)    For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.
6.6    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s behalf of any breach, default or noncompliance under the Agreement or any waiver on such party’s behalf of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Bylaws, or otherwise afforded to any party, shall be cumulative and not alternative.

6.7    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto. Notwithstanding the foregoing, if notice is to be given, or information or documentation is to be delivered, furnished or otherwise made available, to the FF Investor or the FF Beneficial Investor under this Agreement, such notice, information or documentation shall be sent to each of the FF Investor and the FF Beneficial Investor and shall also be sent in accordance with the contact information in Exhibit B of the Future Fund Side Letter, or as otherwise notified by the FF Investor or the FF Beneficial Investor (as applicable) to the Company in accordance with this Section 6.7.
6.8    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including, without limitation, to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
6.9    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
6.10    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.8(c), 4.7(f) or 4.7(i) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder. Each additional Holder acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each additional Holder agrees that neither any GS Party nor any of their respective controlling persons, officers, directors, partners, agents, or employees shall be liable to any other Holder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the shares of Equity Securities. In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue any other Equity Securities to such Person, following which such Person would hold shares or options that would collectively constitute with respect to such Person (taking into account all shares of Common Stock, options and other purchase rights held by such Person) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), then the Company shall require that such Person become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement as a “Common Holder,” and such Person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Common Holder, and thereafter shall be deemed a “Common Holder” for all purposes under this Agreement. No action or consent by the Common Holders shall be required for such joinder to this Agreement by such additional Common Holder.
6.11    Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company, the holders of at least sixty percent (60%) of the then-outstanding Preferred Stock, voting together as a single class on an as-converted basis, and the holders of a majority of the shares of Common Stock issued or issuable upon the then-outstanding Series C Preferred. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.
6.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
6.13    Delivery by Facsimile or Electronic Transmission. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and subsequently delivered by means of a facsimile machine or other reasonable electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise (a) the use of a facsimile machine or other reasonable electronic transmission to deliver a signature or (b) the fact that any signature or agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile machine or other reasonable electronic transmission device as a defense to the formation or enforceability of a contract and each such party forever waives any such defense
6.14    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated Persons or Persons under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
6.15    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
6.16    Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (a) a Liquidation Event, Acquisition or Asset Sale; or (b) the date five (5) years following the closing of the Initial Offering that results in the conversion of all outstanding shares of Preferred Stock into Common Stock.

6.17    The Northern Trust Company Limitation of Liability. The FF Investor enters into and is liable under (a) this Agreement, (b) any other document or agreement which the FF Investor may be required to provide under this Agreement and (c) any document or agreement executed by the Company or any other person as agent or attorney of the FF Investor under this Agreement, only in its capacity as custodian for the FF Beneficial Investor, and to the extent that it is actually indemnified by the FF Beneficial Investor. To the extent that this Section 6.17 operates to reduce the amounts for which the FF Investor would otherwise be liable to any person, the FF Beneficial Investor will pay or procure the payment of such shortfall to such person.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

SPROUT SOCIAL, INC.

By:	/s/ Justyn Howard
Name:	Justyn Howard
Title:	President

Address:
131 South Dearborn St., Ste. 1000
Chicago, IL 60603
Attn: Justyn Howard

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

INNOVATION GROUP INVESTORS, L.P.

By:	Innovation Group, LLC, its General Partner

By:	/s/ Mike Mauceri
Name:	Mike Mauceri
Title:	CFO / Secretary

LIGHTBANK INVESTMENTS 1A, LLC

By:	/s/ Mike Mauceri
Name:	Mike Mauceri
Title:	CFO / Secretary

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

BRIDGE STREET 2016, L.P.

By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

MBD 2016, L.P.

By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

STONE STREET 2016, L.P.

By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

2016 OFFSHORE AGGREGATOR, L.P.

By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

NEW ENTERPRISE ASSOCIATES 13, LIMITED PARTNERSHIP

By: NEA Partners 13, Limited Partnership, its general partner

By: NEA 13 GP, LTD, its general partner

By:	/s/ Louis S. Citron
Name: Louis S. Citron
Title: Chief Legal Officer

NEA VENTURES 2011, LIMITED PARTNERSHIP

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Vice President

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

TWITTER, INC.

By:	/s/ Ned Segal
Name:	Ned Segal
Title:	Chief Financial Officer

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.
FF INVESTOR:

EXECUTED on behalf of THE NORTHERN TRUST COMPANY (ABN 62 126 279 918), a company incorporated in the State of Illinois in the United States of America, in its capacity as custodian for the Future Fund Investment Company No.4 Pty Ltd (ACN 134 338 908), by
DAMIAN TYLER
being a person who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of:
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

/s/ Natasha Hammond-Marks

Signature of witness

NATASHA HAMMOND-MARKS

Name of witness (block letters)		/s/ Damian Tyler

Level 42, 120 Collins St. Melbourne VIC 3000		By executing this agreement the signatory warrants that the signatory is duly authorized to execute this agreement on behalf of THE NORTHERN TRUST COMPANY

Address of witness

Date: 11 December 2018

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

FF BENEFICIAL INVESTOR:

Executed by Future Fund Investment Company No.4 Pty Ltd (ACN 134 338 908) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Paul Mann	/s/ Kylie Yong

Signature of Director	Signature of Director / Company Secretary

Paul Mann	Kylie Yong

Name of Director	Name of Director / Company Secretary

11 December 2018	11 December 2018

Date	Date

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMMON HOLDERS:

BRJ INVESTMENTS, LLC

By:	/s/ Bryan R. Johnson
Name:	Bryan R. Johnson
Title:	President

/s/ Justyn Howard

Justyn Howard

/s/ Gilbert Lara

Gilbert Lara

AARON RANKIN 2014-1 GRAT DATED JUNE 16, 2014

/s/ Aaron Rankin

By: Aaron Rankin, Trustee

AARON RANKIN 2015-1 GRAT DATED AUGUST 17, 2015

/s/ Aaron Rankin

By: Aaron Rankin, Trustee

RANKIN FAMILY 2013 TRUST DATED FEBRUARY 12, 2013

/s/ Aaron Rankin

By: Aaron Rankin, Trustee

/s/ Peter Soung

Peter Soung

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMMON HOLDERS:

LIGHTBANK INVESTMENTS 2, LLC

By:	/s/ Mike Mauceri
Name:	Mike Mauceri
Title:	CFO / Secretary

LIGHTBANK INVESTMENTS 1A, LLC

By:	/s/ Mike Mauceri
Name:	Mike Mauceri
Title:	CFO / Secretary

[Signature Page to Investor Rights Agreement]

EXHIBIT A
SCHEDULE OF INVESTORS
BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
MBD 2016, L.P.
BRIDGE STREET 2016, L.P.
STONE STREET 2016, L.P.
2016 OFFSHORE AGGREGATOR, L.P.
c/o The Goldman Sachs Group, Inc.
[Address]
INNOVATION GROUP INVESTORS, L.P.
LIGHTBANK INVESTMENTS 1A, LLC
[Address]
NEW ENTERPRISE ASSOCIATES 13, LIMITED PARTNERSHIP
NEA VENTURES 2011, LIMITED PARTNERSHIP
[Address]
THE NORTHERN TRUST COMPANY (ABN 62 126 279 918), IN ITS CAPACITY AS CUSTODIAN FOR FUTURE FUND INVESTMENT COMPANY NO.4 PTY LTD (ACN 134 338 908)
[Address]
TWITTER, INC.
[Address]

EXHIBIT A
TO
INVESTOR RIGHTS AGREEMENT

EXHIBIT B
SCHEDULE OF COMMON HOLDERS
BRJ INVESTMENTS, LLC
[Address]
JUSTYN HOWARD
[Address]
GILBERT LARA
[Address]
LIGHTBANK INVESTMENTS 1A, LLC
LIGHTBANK INVESTMENTS 2, LLC
[Address]
AARON RANKIN 2014-1 GRAT DATED JUNE 16, 2014
AARON RANKIN 2015-1 GRAT DATED AUGUST 17, 2015
RANKIN FAMILY 2013 TRUST DATED FEBRUARY 12, 2013
[Address]
PETER SOUNG
[Address]

EXHIBIT B
TO
INVESTOR RIGHTS AGREEMENT